UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 17, 2021

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number			IRS Employer Identification Number
001-3034	XCEL ENERGY INC.			41-0448030
(a Minnesota corporation)
414 Nicollet Mall
	Minneapolis	Minnesota	55401
	(612)	330-5500

001-03789	SOUTHWESTERN PUBLIC SERVICE COMPANY			75-0575400
(a New Mexico corporation)
790 South Buchanan Street
	Amarillo	Texas	79101
	(303)	571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $2.50 par value per share	XEL	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

On Jan. 4, 2021, Southwestern Public Service Company (SPS), a New Mexico corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed an electric rate case with the New Mexico Public Regulation Commission (NMPRC) seeking an increase in base rates of approximately $88 million. SPS' net rate increase to New Mexico customers is expected to be approximately $48 million, or 10%, as a result of offsetting fuel cost reductions and production tax credits (PTCs) attributable to wind energy provided by the Sagamore wind project. PTCs are being credited to customers through the fuel clause.
The request is based on a historic test year ended Sept. 30, 2020, including expected capital additions through Feb. 28, 2021, a return on equity (ROE) of 10.35%, an equity ratio of 54.72% (based on actual capital structure) and retail rate base of approximately $1.9 billion (total company rate base of approximately $6.0 billion).
On May 17, 2021, the New Mexico Attorney General (AG), NMPRC Staff (Staff), Occidental Permian Ltd. (OPL), Louisiana Energy Services (LES), New Mexico Large Customer Group (NMLCG) and Walmart filed comprehensive answer testimony.

(Millions of Dollars)	AG	Staff	OPL	LES	NMLCG
SPS direct testimony	$88	$88	$88	$88	$88

Recommended base rate adjustments:
ROE (a)	(17)	(17)	(16)	(12)	(16)
Capital structure	—	—	(8)	(1)	(8)
Update plant reach forward to actuals	(1)	—	—	—	(3)
Amortization of Lubbock Power and Light contract termination payment (b)	—	(7)	(5)	—	—
Depreciation expense	(6)	—	(2)	(4)	(1)
Rate case expense	(2)	(1)	—	—	—
Labor and incentive related adjustments	(2)	—	—	(1)	(1)
Other, net	(2)	(1)	—	(1)	—
Total adjustments	(30)	(26)	(31)	(19)	(29)
Total proposed revenue change	$58	$62	$57	$69	$59

Recommended Position	AG	Staff	OPL	LES	NMLCG	Walmart
ROE (c)	9.10%	9.22%	9.00%	9.40%	9.00%	9.45%
Equity Ratio	54.72	53.00	50.00	53.74	50.00	—
(a) Staff recommends a reduction of $17 million reflecting their combined recommendation for ROE and capital structure.
(b) Staff recommends a regulatory liability amortized over five years as an incremental hold harmless to New Mexico customers associated with the Lubbock contract termination.
(c) Walmart recommends an ROE no higher than 9.45%.

The next steps in the procedural schedule are expected to be as follows:
•Rebuttal testimony — June 9, 2021.
•Deadline to file stipulation — June 23, 2021.
•Public hearing or hearing on stipulation — July 26 - Aug. 6, 2021.
•End of nine month suspension — Nov. 3, 2021.
A NMPRC decision and implementation is anticipated in the fourth quarter of 2021.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Such forward-looking statements, including our expectations regarding net rate increases to consumers and regarding the regulatory proceedings, as well as assumptions and other statements are intended to be identified in this document by the words "anticipate," “believe,” “could,” “estimate,” “expect,” "intend," "may," "objective," "outlook," "plan," "project," "possible," “potential,” "should," "will," "would," and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. The following factors, in addition to those discussed in Xcel Energy's and SPS' Annual Report on Form 10-K for the year ended Dec. 31, 2020, and subsequent filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: uncertainty around the impacts and duration of the COVID-19 pandemic; operational safety, including our nuclear generation facilities; successful long-term operational planning; commodity risks associated with energy markets and production; rising energy prices and fuel costs; qualified employee work force and third-party contractor factors; ability to recover costs, changes in regulation and subsidiaries’ ability to recover costs from customers; reductions in our credit ratings and the cost of maintaining certain contractual relationships; general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; our subsidiaries’ ability to make dividend payments; tax laws; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; seasonal weather patterns; changes in environmental laws and regulations; climate change and other weather; natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes; and costs of potential regulatory penalties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 21, 2021	Xcel Energy Inc. (a Minnesota corporation)
Southwestern Public Service Company (a New Mexico corporation)

/s/ BRIAN J. VAN ABEL
Brian J. Van Abel
Executive Vice President, Chief Financial Officer